Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that a single joint Schedule 13D and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in PVR Partners, L.P.. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D.

Dated: February 28, 2014	RIVERSTONE V PVR HOLDINGS, L.P.

	By:	Riverstone Energy Partners V, L.P, its general partner

	By:	Riverstone Energy GP V, LLC, its general partner

	By:	/s/ Thomas J. Walker
	Name:	Thomas J. Walker
	Title:	Authorized Person

RIVERSTONE ENERGY PARTNERS V, L.P.

	By:	Riverstone Energy GP V, LLC, its general partner

	By:	/s/ Thomas J. Walker
	Name:	Thomas J. Walker
	Title:	Authorized Person

RIVERSTONE ENERGY GP V, LLC

	By:	/s/ Thomas J. Walker
	Name:	Thomas J. Walker
	Title:	Authorized Person

Schedule 13D — Exhibit 99.1